Exhibit 99.1

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports Second Quarter Earnings

August 3, 2004, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (REIT), announced its second quarter operating results. Total revenues for the quarter ended June 30, 2004 increased 20.1% to $27,888,000 compared to $23,226,000 for the 2003 quarter. Operating income before minority interests and preferred stock dividends increased 38.4% to $8,329,000 compared to $6,016,000 for the comparable 2003 quarter. After preferred stock dividends, the Company reported net income available to common stockholders of $4,286,000 or $.27 per share for the 2004 quarter, a per share increase of 3.8% compared to net income available to common stockholders of $3,996,000 or $0.26 per share for the 2003 quarter (basic & diluted).

Overall same property revenues for the total portfolio increased 6.3% for the 2004 second quarter compared to the same quarter in 2003 and same property operating income increased 7.3%. The same property comparisons exclude the results of operations of development and acquisition properties not in operation for each of the quarters. Operating income is calculated as total revenue less property operating expenses, provision for credit losses and real estate taxes. Same center operating income in the shopping center portfolio increased 3.6% for the 2004 second quarter, due primarily to successful re-leasing activity. Same property operating income in the office portfolio grew 15.7% for the 2004 quarter, due to the completion of lease-up of space, vacant during 2003, at 601 Pennsylvania Avenue. Excluding the impact of 601 Pennsylvania Avenue, overall portfolio same property growth was 1.6% for the 2004 quarter.

For the six month period ended June 30, 2004, total revenues increased 15.1% to $54,229,000 compared to $47,096,000 for the 2003 period. Operating income before minority interests and preferred stock dividends increased 32.7% to $16,658,000 compared to $12,555,000 for the comparable 2003 period. Net income available to common stockholders was $8,591,000 or $.54 per share for the 2004 period, a per share decrease of 1.8% compared to net income available to common stockholders of $8,515,000 or $0.55 per share for the 2003 period (basic & diluted). Overall same property revenues for the total portfolio increased 4.6% for the 2004 six month period compared to the same period in 2003 and same property operating income increased

www.SaulCenters.com

6.2%. The shopping center portfolio same center operating income increased 4.2% and the office portfolio grew 10.3%. Excluding the impact of 601 Pennsylvania Avenue, overall portfolio same property operating income growth was 2.1% for the 2004 period.

As of June 30, 2004, 94.0% of the portfolio was leased, compared to 93.6% a year earlier. On a same property basis, 94.6% of the portfolio was leased, compared to the prior year level of 93.6%. The comparative increase in the 2004 total portfolio, same property leasing percentage is largely attributable to the leasing of approximately 30,000 square feet of office space at 601 Pennsylvania Avenue, 24,000 square feet of space at Southdale and 21,000 square feet of space at Thruway shopping centers.

Funds From Operations (FFO) available to common shareholders (after deducting preferred stock dividends), increased 13.3% to $11,676,000 in the 2004 second quarter compared to $10,301,000 for the same quarter in 2003. The $1,375,000 increase in FFO available to common shareholders in the 2004 quarter resulted from retail acquisition and development property operating income and successful leasing efforts, primarily at 601 Pennsylvania Avenue, offset in part by the payment of $2,000,000 in preferred dividends relating to the November 2003 offering. On a fully diluted per share basis, FFO available to common shareholders increased 10.0% to $.55 per share in 2004 compared to $.50 for the 2003 quarter. FFO available to common shareholders for the 2004 six month period increased $1,761,000 (8.4%) to $22,643,000 from $20,882,000 during the 2003 period. Fully diluted per share FFO available to common shareholders increased 5.9% to $1.07 per share in 2004 compared to $1.01 for the 2003 period. FFO, a widely accepted non-GAAP financial measure of operating performance for real estate investment trusts, is defined as net income, plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains and losses from property sales.

Saul Centers is a self-managed, self-administered equity real estate investment trust headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 39 community and neighborhood shopping center and office properties totaling approximately 7.1 million square feet of leasable area. Over 80% of the Company’s cash flow is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	June 30, 2004	December 31, 2003
	(Unaudited)
Assets
Real estate investments
Land	$109,153	$82,256
Buildings	500,086	436,487
Construction in progress	41,938	33,372

	651,177	552,115
Accumulated depreciation	(172,851)	(164,823)

	478,326	387,292
Cash and cash equivalents	10,066	45,244
Accounts receivable and accrued income, net	15,558	14,642
Lease acquisition costs, net	18,887	15,345
Prepaid expenses	2,170	3,632
Deferred debt costs, net	4,509	4,224
Other assets	5,266	1,237

Total assets	$534,782	$471,616

Liabilities
Mortgage notes payable	$389,544	$354,248
Revolving credit facility	22,000	3,000
Dividends and distributions payable	10,322	9,454
Accounts payable, accrued expenses and other liabilities	12,482	7,793
Deferred income	4,220	4,478

Total liabilities	438,568	378,973

Stockholders' Equity
Preferred stock	100,000	100,000
Common stock	161	159
Additional paid in capital	98,980	91,469
Accumulated deficit	(102,927)	(98,985)

Total stockholders' equity	96,214	92,643

Total liabilities and stockholders' equity	$534,782	$471,616

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenue
Base rent	$22,751	$18,931	$44,027	$37,982
Expense recoveries	4,018	3,365	7,912	7,170
Percentage rent	260	215	704	664
Other	859	715	1,586	1,280

Total revenue	27,888	23,226	54,229	47,096

Operating Expenses
Property operating expenses	2,870	2,579	5,762	5,608
Provision for credit losses	99	56	168	92
Real estate taxes	2,488	2,130	4,879	4,261
Interest expense	6,407	6,466	12,456	12,960
Amortization of deferred debt expense	227	199	444	397
Depreciation and amortization	5,347	4,285	9,985	8,327
General and administrative	2,121	1,495	3,877	2,896

Total operating expenses	19,559	17,210	37,571	34,541

Operating Income	8,329	6,016	16,658	12,555
Minority Interests	(2,043)	(2,020)	(4,067)	(4,040)

Net Income	6,286	3,996	12,591	8,515
Preferred Dividends	(2,000)	—	(4,000)	—

Net Income Available to Common Stockholders	$4,286	$3,996	$8,591	$8,515

Per Share Amounts: (basic and fully diluted)
Net income available to common stockholders	$0.27	$0.26	$0.54	$0.55

Weighted average common stock outstanding:
Common stock	16,090	15,534	16,019	15,432
Effect of dilutive options	33	12	31	10

Fully diluted weighted average common stock	16,123	15,546	16,050	15,442

Saul Centers, Inc.

Supplemental Information

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Reconciliation of Net Income to Funds From Operations (FFO): (1)
Net Income	$6,286	$3,996	$12,591	$8,515
Add: Real property depreciation & amortization	5,347	4,285	9,985	8,327
Add: Minority Interests	2,043	2,020	4,067	4,040

FFO	13,676	10,301	26,643	20,882
Less: Preferred dividends	(2,000)	—	(4,000)	—

FFO available to common shareholders	$11,676	$10,301	$22,643	$20,882

Weighted average shares outstanding :
Fully diluted weighted average common stock	16,123	15,546	16,050	15,442
Convertible limited partnership units	5,193	5,181	5,191	5,180

Fully diluted & converted weighted average shares	21,316	20,727	21,241	20,622

Per Share Amounts:
FFO available to common shareholders	$0.55	$0.50	$1.07	$1.01

Reconciliation of Net Income to Same Property Operating Income:
Net Income	$6,286	$3,996	$12,591	$8,515
Add: Interest expense	6,407	6,466	12,456	12,960
Add: Amortization of deferred debt expense	227	199	444	397
Add: Depreciation and amortization	5,347	4,285	9,985	8,327
Add: General and administrative	2,121	1,495	3,877	2,896
Add: Minority Interests	2,043	2,020	4,067	4,040

Property operating income	22,431	18,461	43,420	37,135
Less: Acquisition & developments	(2,616)	—	(3,992)	—

Total same property operating income	$19,815	$18,461	$39,428	$37,135

Total Shopping Centers	$13,222	$12,763	$26,420	$25,345
Total Office Properties	6,593	5,698	13,008	11,790

Total same property operating income	$19,815	$18,461	$39,428	$37,135

(1)	FFO is a widely accepted non-GAAP financial measure of operating performance of real estate investment trusts ("REITs"). FFO is defined by the National Association of Real Estate Investment Trusts as net income, computed in accordance with GAAP, plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains or losses from property sales. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Consolidated Statements of Cash Flows in the Company’s SEC reports for the applicable periods. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company's operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a supplemental measure of operating performance and along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. FFO may not be comparable to similarly titled measures employed by other REITs.